June 1, 2011

This is an extension for the line of credit that was originally agreed upon between Jacob Varon and First Street Surgical Center, LP, dated June 1, 2006.  The extension is for three (3) years beginning June 1, 2011 and maturing May 31, 2014.  All terms under the original agreement are to remain in effect during this extension period.

/s/Jacob Varon	/s/Tony Rotondo
Jacob Varon	Tony Rotondo
CEO – First Surgical Partners, Inc.